Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-231749, 333-157276, 333-172596, 333-174983, 333-183617, 333-198757, 333-213407 and 333-225865) on Form S-8 of Flotek Industries, Inc. of our report dated August 13, 2020, with respect to the statement of net assets available for benefits of Flotek Industries, Inc. 401(k) Plan as of December 31, 2019, appearing in this Annual Report (Form 11-K) of Flotek Industries, Inc. 401(k) Plan.

/s/ Ham, Langston & Brezina, L.L.P.
Houston Texas
June 29, 2021